EXHIBIT 9

C L I F F O R D C H A N C E R O G E R S & W E L L S	CLIFFORD CHANCE ROGERS & WELLS LLP 200 PARK AVENUE NEW YORK NEW YORK 10166 0153 TEL +1 212 878 8000 FAX - 1 212-878 8375 www.cliffordchance.com

August 30, 2000

Mercury U.S. High Yield Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Mercury U.S. High Yield Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), in connection with the organization of the Fund and its registration as an open-end investment company under the Investment Company Act of 1940, as amended. This opinion is being furnished in connection with the registration of 400,000,000 shares of common stock, par value $0.001 per share, of the Fund (the “Shares”) under the Securities Act of 1933, as amended, which registration is being effected pursuant to a registration statement on Form N-1A (File Nos. 333-39474 and 811-09981), as amended (the “Registration Statement”).

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Clifford Chance Rogers & Wells LLP